Frankfort First Bancorp, Inc.

For Immediate Release October 21, 2003
Contact:  Don Jennings, President, or Clay Hulette, Vice President
             (502) 223-1638
             216 West Main Street
             P.O. Box 535 Frankfort, KY 40602

                 FRANKFORT FIRST BANCORP, INC. RELEASES EARNINGS

     Frankfort First Bancorp, Inc. (Nasdaq: FKKY), the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $251,000 or $0.19 diluted earnings per share for the three month period ended September 30, 2003, compared to $374,000 or $0.29 diluted earnings per share for the three month period ended September 30, 2002. This results in a 34.5% decrease in diluted earnings per share for the period.

     Net earnings decreased by $123,000 or 32.9% from period-to-period largely due to a decrease in net interest income. Net interest income decreased by $181,000 or 18.6% for the 2003 three month period compared to fiscal 2002. Net interest income was affected by historically low market interest rates that continued to have radical effects on the Company's loan portfolio, which included accelerated prepayments, borrowers refinancing for lower rates, and downward adjustment of adjustable rate mortgages. These market factors led to reductions in both volume and rate in the Company's loan portfolio, as interest income from loans and other investments declined from $2.3 million for the three month period ended September 30, 2002, to $2.0 million for the 2003 quarter, a reduction of $338,000, or 14.7%. While rates paid on interest-bearing liabilities decreased as well and interest expense decreased from $1.3 million in 2002 to $1.2 million in 2003, a decrease of $157,000 or 11.8%, the reduction in interest income was significantly greater thus resulting in the decline in net interest income.

     At September 30, 2003, the Company reported its book value per share as $14.23 compared to $14.35 at June 30, 2003.

     In addition to historical information, the preceding discussion may contain forward-looking statements that involve risk and uncertainties. Economic circumstances, the Company's operations, and the Company's actual results could differ significantly from those discussed in the forward-looking statements.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol FKKY. At September 30, 2003 the Company had approximately 1,257,000 shares outstanding.

SUMMARY OF FINANCIAL HIGHLIGHTS



CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                              September 30,        June 30,
                                                                  2003               2003
                                                                  ----               ----
                                                         (In thousands, except per share data)
                                                             (Unaudited)         (Audited)
Assets
     Cash and Cash Equivalents                             $           2,255   $        2,028
     Investment Securities                                             6,668            7,097
     Loans Receivable, net                                           125,092          124,596
     Other Assets                                                      4,596            4,615
                                                             ---------------     ------------
          Total Assets                                     $         138,611   $      138,336
                                                             ===============     ============

Liabilities
     Deposits                                              $          76,092   $       75,622
     FHLB Advances                                                    42,649           43,017
     Other Liabilities                                                 1,993            1,699
                                                             ---------------     ------------
        Total Liabilities                                            120,734          120,338

Shareholders' Equity                                                  17,877           17,998
                                                             ---------------     ------------

Total Liabilities and Equity                               $         138,611   $      138,336
                                                             ===============     ============

Book Value Per Share                                       $           14.23   $        14.35
                                                             ===============     ============



     CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                             Three months ended September 30,
                                                                        2003             2002
                                                                        ----             ----
                                                         (In thousands, except per share data)
                                                                            (Unaudited)

     Interest Income                                       $           1,963   $        2,301
     Interest Expense                                                  1,172            1,329
                                                             ---------------     ------------
     Net Interest Income                                                 791              972

     Provision for Losses on Loans                                        --               --
     Other Operating Income                                               12               20
     General, Administrative, and Other Expense                          423              421
                                                             ---------------     ------------

     Earnings Before Federal Income Taxes                                380              571
     Federal Income Taxes                                                129              197
                                                             ---------------     ------------
     Net Earnings                                          $             251   $          374
                                                             ===============     ============

     Basic Earnings Per Share                              $            0.20   $         0.30
     Diluted Earnings Per Share                            $            0.19   $         0.29
     Dividends Per Share                                   $            0.28   $         0.28
